                                PROSPECTUS

                         APEX MINERALS CORPORATION

                              800,000 Shares
                      Offering Price:  $0.25 Per Share

     Apex Minerals Corporation, a Delaware corporation (the "Company"), is offering 800,000 Shares (the "Shares") of common stock (par value $.001) of the Company (the "Common Stock"). (See "Underwriting" and "Description of Securities.")

     All proceeds under this offering will be deposited in an escrow account with Brighton Bank, Salt Lake City, Utah, no later than noon of the next business day following receipt thereof, until at least the minimum amount of this offering has been deposited therein. Officers, directors, and current shareholders may purchase part of the Shares in order to reach the minimum, but such persons in the aggregate will not purchase in excess of 10% of the minimum amount, or 30,000 Shares. In the event less than the minimum amount of this offering ($75,000) is deposited by noon of the 121st day following the amended date hereof, all proceeds received will be promptly returned to the purchasers, without interest and without any deduction for commissions or other expenses of this offering. Investors will have no right to withdraw funds deposited in the escrow account. All funds received subsequent to the minimum amount of this offering, and after deduction of commissions will be immediately distributed to the Company. This offering will close no later than 120 days following the date upon which the minimum amount of proceeds is deposited into the escrow account. This offering may be open for a maximum of 241 days. (See "Plan of Distribution.")

     THIS OFFERING IS HIGHLY SPECULATIVE AND INVOLVES SPECIAL RISKS
CONCERNING THE COMPANY AND ITS BUSINESS. PRIOR TO THIS OFFERING THERE HAS BEEN NO PUBLIC MARKET FOR THE SHARES. (SEE "RISK FACTORS.")

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AGENCY, NOR HAS THE COMMISSION OR ANY STATE AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               Price to          Underwriting Discounts          Proceeds to
               Public            and Commissions(1)              Company(2)
Per Share      $0.25(3)          $0.025                          $0.225

Total Minimum  $75,000           $7,500                          $67,500
(300,000 Shares)

Total Maximum $200,000          $20,000                         $180,000
(800,000 Shares)


(Footnotes on following page)

The date of this Prospectus is _______, 1997.

     (1) This offering is a minimum-maximum offering with 300,000 Shares constituting the minimum. There is no assurance that any or all of the securities will be sold. Officers and directors of the Company will use their best efforts to sell the Shares but will receive no compensation therefor. Officers, directors, and current shareholders may purchase part of the Shares in order to reach the minimum. Each officer and director of the Company believes he is exempt from federal registration as a broker pursuant to Rule 3a4-1 promulgated by the Securities and Exchange Commission because no compensation will be paid to him, directly or indirectly, for any sale of the Shares; because he is not currently, has not been for the prior twelve months, and will not be at the time of any sales, associated with a broker or dealer; because he performs, and will continue to perform, substantial duties for the Company other than in connection with this offering; because he has not participated in selling an offering of securities for any issuer within the prior twelve months; and because he is believed not to be subject to certain statutory disqualifications. Although management believes that each of the officers and directors of the Company meets such requirements, no ruling by the Securities and Exchange Commission has or will be sought in such regard. Each officer and director of the Company who participates in the sale the of Shares in a particular state will be required to be licensed as a selling agent or otherwise, or be exempt from such requirements, before offering or selling the Shares in such state. In addition, the Company may retain the services of outside selling agents to sell the shares and will pay a sales commission of ten percent (10%) to such selling agents for actual sales of the Shares. No commissions will be paid unless the minimum amount of this offering is raised. No selling agents have as yet been identified. (See "Plan of Distribution.")

     (2)The proceeds are stated before deduction of expenses related to the preparation of the offering which the Company will pay. These expenses, as presently estimated, are not expected to exceed $10,000, and include the Company's accounting fees, transfer agent's fees, filing fees, and printing costs. (See "Use of Proceeds" and "Plan of Distribution.")

     (3)The offering price of the Shares has been arbitrarily determined by the Company and bears no material relationship to book value, par value, or any other established criterion of value. (See "Plan of Distribution.")

     The Company is not subject to the reporting requirements of the Securities Exchange Act of 1934. However, the Company intends to furnish annual reports to its shareholders which will include audited financial statements.

                                PROSPECTUS SUMMARY

     The following summary information is qualified in its entirety by the detailed information and financial statements appearing elsewhere herein:

The Company:

          Apex Minerals Corporation (the "Company") was incorporated in the State of Delaware on July 10, 1995. Apex Minerals of Utah, Inc. is a Utah corporation incorporated on June 7, 1996, and is a majority owned subsidiary of the Company (hereinafter the "Subsidiary"). The Subsidiary is the holder of 70 unpatented lode mining claims located on BLM property in the Tutsagubet Mining District, Washington County, Utah. In addition, the Subsidiary holds two unpatented lode mining claims on Utah school lands in the same mining district. The Company's principal executive offices are located at 57 West 200 South, Suite 310, Salt Lake City, Utah 84101. Its telephone number is
(801) 359-9300.

     The Company is a development stage company as defined in the Statement of Financial Accounting Standards. In using such term, the Company does not intend to imply that its exploration has disclosed a commercially minable ore deposit.

     (See "Business of the Company" and "Risk Factors" for a discussion of certain factors that should be considered in evaluating the Company and its business.)

The Offering:

SECURITIES OFFERED The Company is offering a minimum of 300,000 and a maximum of 800,000 shares of its common stock, par value $0.001 (the "Shares"). Sales of the Shares will be by officers and directors of the Company for no compensation or by licensed selling agents for 10% commission. (See "Plan of Distribution" and "Description of Securities.")

PRICE PER SHARE     $0.25

COMMON STOCK          Outstanding prior to offering:                 4,750,000
                      Outstanding after offering (minimum offering): 5,050,000
                      Outstanding after offering (maximum offering): 5,550,000

     (See "Description of Securities.")

Use of Proceeds:

     The net proceeds of this offering will be approximately $57,500 if the minimum amount is raised and $170,000 if the maximum is raised. The minimum amount of proceeds will be used to maintain the mining claims, to repay loans to officers and directors, and to pay operating and overhead expenses. Any funds in excess of the minimum will be used to purchase office equipment and pay office rent, and to fund limited exploration activities on the mining claims. (See "Use of Proceeds.")

Summary Consolidated Financial Information For the Year Ended June 30, 1996 and the six months ended December 31, 1996:

                              For the Year Ended     For the Six Months Ended
     Summary Statement           June 30, 1996          December 31, 1996
     of Operations Data           (Audited)               (Unaudited)
     Total Revenue                 $7,250                     -0-
     Net Loss                    ($10,502)               ($5,308)
     Income Loss Per Share          ($.00)                 ($.00)

     Summary Balance Sheet Data
     Working Capital              ($9,823)              ($19,534)
     Total Assets                 $16,542                $19,968
     Current Liabilities          $15,100                $24,201
     Minority Interests            $1,202                   $835
     Long-Term Liabilities             -0-                    -0-
     Shareholders' Equity            $240                ($5,068)

     (See "Financial Statements.")









                [THIS SPACE INTENTIONALLY LEFT BLANK]


                                RISK FACTORS

     The purchase of the securities being offered by this Prospectus involves a high degree of risk. Prior to investing in the Shares, a prospective investor should consider carefully the following risks and speculative factors and how they may affect the business of the Company:

     1. Limited Capitalization. The Company has not generated significant revenues from operations since its inception. Not later than August 31, 1997, the Company, through its Subsidiary, is obligated to pay approximately $7,500 to the Bureau of Land Management and the State of Utah for the annual maintenance fees on the mining properties currently held by the Company. If the minimum amount of proceeds is not raised by such date, current management has agreed to advance such amount to the Company as a loan to pay such fees.
The failure to pay such fees would result in the loss of the current mining claims held by the Subsidiary and would have a materially negative impact on the Company and this offering. (See "Business of the Company," "Dix-Apex
Mining Properties" and "Management's Discussion and Analysis.")

     2. Maintenance of Title to Claims. To maintain possessory title to each of the unpatented mining claims of the Company, it is necessary to pay an annual fee of $100 per federal claim and $1.00 per acre for state leases. The
Company has paid the annual assessment on its claims through August 1997.
Failure to pay future fees and appropriately file evidence thereof with respect to any claim could result in the loss of possessory title to such claims. (See "Properties" and "Use of Proceeds.")

     3. Limited Operating History. The Company was recently formed, has no significant operating history, and has yet to produce a profit. There is no assurance that it will ever be profitable. As a new enterprise, it is likely to be subject to risks management has not anticipated. The Company has limited resources and is dependent on the proceeds of this offering to allow it to conduct operations. However, the proceeds of the offering and the Company's other resources may not be sufficient for the Company's needs, and it may have inadequate funds to finance its operations. (See "Business of the Company," "Management's Discussion and Analysis" and "Financial Statements.")

     4.     Start-up Business.  The Company is in a start-up phase
(development stage) and has not engaged in any significant operations to date. There is no certainty that the Company will be successful in overcoming the risks of development in order to advance beyond the start-up phase
(development stage). (See "Business of the Company," "Management's Discussion and Analysis," and "Financial Statements.")

     5.     Prior Business Venture.  Principals of the Company and the
Subsidiary have operated entities which owned a number of mining properties, including those currently owned by the Subsidiary, which never produced any income. (See "Dix-Apex Mining Properties.")

     6. Competition. The Company proposes to engage in a business which is highly competitive. The Company will be competing with many established companies having much greater financial resources, experience, and personnel resources than the Company. (See "Business of the Company.")

     7. No Proven or Probable Reserves. The Company lacks sufficient detailed information to provide any proven or probable reserves of minerals on the Subsidiary's mining claims. There is no assurance that commercial quantities of any ore body are accessible on such properties. (See "Dix-Apex
Mining Properties.")


     8. Government Regulations. Although the Company does not intend to become involved directly in mining activities on the mining claims owned by the Subsidiary, the value of the property is largely dependent upon a joint venture partner or other party obtaining a mining permit to conduct mining activities on the property. Such activities would be subject to a variety of governmental regulations, including the need to comply with laws relating to the reclamation of the land and other environmental legislation. Compliance with such regulations may require significant capital outlays. Existing, as well as future, legislation and regulation concerning mining operations could cause additional expense, restrictions and delays in commencing and maintaining mining operations on the property, the extent of which cannot be predicted. (See "Business of the Company.")

     9. No Existing Public Market for Stock. At present, no market exists for the Company's Common Stock. Upon completion of this offering the Company intends to make application for clearance of the Common Stock to be traded on the OTC Bulletin Board. However, there is no assurance that such application will be accepted. (See "Market Information.")

     10.     Applicability of Penny Stock Risk Disclosure Requirements.  The
Common Stock will be considered a "penny stock" as that term is defined in rules promulgated under the Securities Exchange Act of 1934, as amended.
Under these rules, broker-dealers participating in transactions in penny stocks must first deliver a Schedule 15G risk disclosure document which describes the risks associated with penny stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for penny stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer and obtain specific written consent of the customer, and provide monthly account statements to the customer. With all these restrictions, the likely effect of the designation as a penny stock will be to decrease the willingness of broker-dealers to make a market for the stock, to decrease the liquidity of the stock, and to increase the transaction cost of sales and purchases of penny stocks compared to other securities.

     11. Dividend Policy. The Company has never paid a cash dividend on its Common Stock and does not anticipate paying cash dividends on its Common
Stock in the foreseeable future. Accordingly, investors who anticipate the need for immediate income from their investments by way of dividends should refrain from purchasing any of the securities offered hereby. (See "Dividend
Policy.")

     12. Arbitrary Offering Price. The offering price of the Shares has been arbitrarily determined by the Company and bears no material relationship to book value, par value, or any other established criterion of value. (See
"Plan of Distribution.")

     13. Dilution. Purchasers of the Shares will incur substantial dilution of their investment in that the net tangible book value per share of the Common Stock after the offering will be less than the initial public offering price of $0.25 per Share. Based upon the net tangible book value of the Company at December 31, 1996, the dilution to investors would be $.241, or 96.4%, per Share if the minimum amount is raised, or $.22, or 88%, per Share if the maximum amount is raised. (See "Dilution.")

     14. Substantial Promotional Shares Owned by Management. Current management of the Company and the Subsidiary own 3,750,000, or approximately
79%, of the outstanding shares of Common Stock, for which they paid an average price of $.0014 as compared with the public offering price of $0.25 per Share. Even following the maximum offering, such members of management and other affiliates will own approximately 85.6% of the outstanding shares, and could thus control the Company. Such concentration of ownership by current management and the lack of cumulative voting may have the effect of delaying or preventing a change of control of the Company without the consent of current management. (See "Dilution" and "Description of Securities.")

     15. Market Overhang. The Company currently has 4,750,000 shares of its Common Stock which have not been registered with the Securities and Exchange Commission or any state securities agency and which are currently restricted pursuant to Rule 144 promulgated by the Securities and Exchange
Commission under the Securities Act of 1933, as amended. All of these shares are restricted from public resale for a period of two years from the date of issuance. The sale of some or all of the restricted shares of Common Stock after such two year holding period could have a material negative impact upon the market price of the Common Stock. (See "Security Ownership of Certain
Beneficial Owners and Management" and "Description of Securities.")

     16.     Self-underwritten Offering; No Firm Underwriting Agreement.
There has been no firm underwriting agreement entered into with the Company.
The officers and directors of the Company will attempt on a best efforts basis to sell the Shares, but there is no assurance that any of the Shares will be sold during the minimum offering period. Officers, directors, and current shareholders may purchase part of the Shares in order to reach the minimum, but such persons in the aggregate will not purchase in excess of 10% of the minimum amount, or 30,000 Shares. Any such shares purchased by officers, directors, or current shareholders to reach the minimum are subject to the limitations on resale imposed under Rule 144 relating to sales by affiliates, unless such sales are registered under the Securities Act of 1933, as amended, or unless such shares are sold in accordance with an applicable exemption from registration. Rule 144 limits the volume of such sales by affiliates during any three month period to one percent of the total shares of such class outstanding or the average weekly reported volume of trading in such securities on certain exchanges or automated quotation systems, if applicable. In addition, for such sales to meet the requirements of Rule 144, there must be available current public information with respect to the issuer of the securities and the securities must be sold in "brokers' transactions" as defined in the rule. Finally, if the amount of such securities sold exceeds 500 shares or has an aggregate sale price in excess of $10,000, the selling party must file a notice on Form 144 with the Securities and Exchange
Commission documenting such sales.

     If the officers and directors are unable to sell the minimum number of Shares during the minimum period as set forth on the cover of this Prospectus, this offering will terminate and any funds placed in escrow will be returned to subscribers without interest. (See "Plan of Distribution.")


                                USE OF PROCEEDS

     The following table sets forth the use of proceeds, alternatively under the minimum and maximum offering, and management's present estimate of the allocation and prioritization of net proceeds expected to be received from this offering. Actual receipts and expenditures may vary from these estimates. Pending use of the funds, the Company will invest the net proceeds in investment-grade, short-term, interest bearing securities.



                                             Minimum     Maximum
                                             Offering    Offering
Gross Proceeds                               $75,000     $200,000

   Selling commissions                       ($7,500)    ($20,000)

   Other offering expenses                  ($10,000)    ($10,000)

          NET OFFERING PROCEEDS              $57,500     $170,000

Use of Net Proceeds<F1>

     Mining claims' rentals                  $15,000      $15,000

     Repayment of loans from officers<F2>    $25,000      $25,000

     Operating  and overhead expenses        $17,500      $17,500

     Office equipment                           --        $14,500

     Office rent                                --        $18,000

     Acquisition of additional mining claims
     and/or exploration activities on current or
     additional claims                          --        $60,000

     Contingency and reserve funds              --        $20,000

          TOTAL                              $57,500     $170,000


<F1>See "Business of the Company--Proposed Activities."

<F2>Such loans are due upon demand and were made without interest.  The proceeds of such loans were used by the Company to pay the location or annual maintenance fees on the mining claims currently held by the Subsidiary.


                                  DILUTION

     Since its inception in July 1995, the Company has issued a total of 4,750,000 shares of its Common Stock to officers, directors, promoters or affiliated persons (hereinafter referred to as "Affiliates"), at an average price of $.0014 per share. The following table summarizes, as of December 31, 1996, the relative investments of all existing shareholders and the new investors, after giving pro forma effect to the sale of the maximum number of
Shares:


                Shares Purchased       Total Consideration     Average Price
               Number     Percent      Amount     Percent      Per Share
Existing
 shareholders  4,750,000     85.6%     $6,613       3.2%       $.0014
New investors    800,000     14.4%   $200,000      96.8%         $.25
 Total         5,550,000      100%   $206,613       100%


     The following table summarizes, as of December 31 1996, the relative investments of all existing shareholders and the new investors, after giving pro forma effect to the sale of the minimum number of Shares:


                Shares Purchased           Total Consideration     Average Price
               Number     Percent          Amount     Percent      Per Share
Existing
 shareholders 4,750,000     94.1%          $6,613       8.1%        $.0014
New investors   300,000      5.9%         $75,000      91.9%          $.25
     Total    5,050,000      100%          $81613       100%


     The financial statements of the Company at December 31, 1996, shows a net tangible book value of ($5,068) or ($.00113) per share. Net tangible book value per share represents the amount of the Company's tangible assets (total assets less intangible assets), less total liabilities, divided by the number of shares of Common Stock outstanding. Without taking into account any further adjustments in net tangible book value after December 31, 1996, other than to give effect to the sale of the 800,000 Shares offered hereby (based on an offer price of $.25 per Share, after deduction of selling commissions and other offering expenses) the pro forma net tangible book value of the Company at December 31, 1996, would have been $164,932 or $.03 per share of Common Stock, representing an increase in net tangible book value of $.03113 to existing shareholders and a dilution of $.22 per share to new investors. If only the minimum number of shares is sold, the pro forma net tangible book value of the Company at December 31, 1996, would have been $52,432 or $.009 per share of Common Stock, representing an increase in net tangible book value of $.01013 to existing shareholders and a dilution of $.241 per share to new investors.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     The Company has had no material revenues from operations since its inception in July 1995. During the year ended June 30, 1996, the Company generated revenue of $7,500 from consulting services performed by one of the officers of the Subsidiary for a local mining company. The Company has not generated any revenue during the first six months ended December 31, 1996. Although the Company may conduct studies or perform research and consulting services for other mining companies in the future, it is not anticipated that such revenues will be material to the operations of the Company.

     Management believes that the equity funding received by the Company through this offering, will allow the Company to operate through August 1998. Except for the previous loans of management in the amount of $24,100 through December 31, 1996, the sole fixed obligation of the Company is the payment of the annual maintenance fees to the BLM and the State of Utah which would equal approximately $15,000 through August 1998. The Company does not anticipate the need to raise additional funds in the next 12 months. If sufficient funds in excess of the minimum amount of this offering are raised, the Subsidiary intends to seek additional mining properties and/or conduct limited geologic evaluation of the current or additional mining properties in the form of a limited drilling program or otherwise. Other than the purchase of office equipment and furniture from the funds in excess of the minimum amount raised, if any, the Company anticipates no additional purchases of equipment.

     Management anticipates that the $17,500 allocated from the use of proceeds will be adequate to provide the operating capital necessary to locate a suitable joint venture partner or other party interested in the mining properties and to pay operating expenses through August 1998.


                        BUSINESS OF THE COMPANY

General

     The Company was incorporated in the State of Delaware on July 10, 1995.
In June 1996 it exchanged and transferred all of its ownership interest in certain mining claims for 90% of the outstanding stock of Apex Minerals of Utah, Inc., a Utah corporation incorporated on June 7, 1996, a majority owned subsidiary of the Company (hereinafter the "Subsidiary"). The Company's princip al executive offices are located at 57 West 200 South, Suite 310, Salt Lake City, Utah 84101. Its telephone number is (801) 359-9300.

     In July and August 1995 the Company located 45 unpatented lode mining claims known as the Dix-Apex #1 through #45, inclusive, in the Tutsagubet Mining District in Washington County, Utah. An additional 25 unpatented lode mining claims known as the Dix Apex #46 through #70, inclusive, in the same mining district were located in December 1995 by the Company. These claims were transferred to the Subsidiary in June 1996. Also in June 1996 the Subsidiary acquired two Utah state mineral leases in the same mining district. The state mining leases were purchased from Gaylon W. Hansen, a principal shareholder of the Company, and an officer and a director of the Subsidiary, in return for 5% of the outstanding common stock of the Subsidiary. (See "Certain Relationships and Related Transactions.") In November 1996 the Company located nine additional unpatented lode claims known as the Dix Apex #71 through #79, inclusive, and a fraction of #80, also located in the Tutsagubet Mining District in Washington County, Utah. Since its inception, neither the Company nor its Subsidiary has conducted any significant activities on these mining properties.

Proposed Activities

     The Company proposes to use the proceeds from this offering to maintain the current mining properties owned by the Subsidiary and to seek joint venture partners or others interested in exploring these properties for possible germanium and gallium commercial mineralization. In addition, the Company may seek to acquire additional mining claims either in the same mining district or elsewhere in locations which management determines to be favorable mining and/or exploration areas. The Company may perform certain limited geophysical, geologic, and other testing and evaluation studies on theses mining properties with a view to making further determinations as to the prospects of placing such properties into eventual production. The Company does not intend to participate significantly in any possible mining activities on such properties, but rather will attempt to locate joint venture partners and/or other interested parties to bring such properties into production. The participation of the Company will depend upon the nature of the joint venture or other arrangement; however, it is possible that one or more members of management of the Company or its Subsidiary would be actively involved in the mining activities of any such arrangement. However, in most instances, it is anticipated that the Company will not be in a position to contribute to significant exploration or mining activities on these properties. It may also be possible that the Company would transfer its interest in the current properties for a non-participating interest in any such possible mining venture. For example, the Company may sell the properties for cash and/or other consideration, which in turn may be used for other future exploration or mining or other projects of the Company.

     Management of the Company and the Subsidiary have and will continue to review other geologic or geographic areas to locate and identify prospects deemed to be favorable for possible exploration or mining activity. When and if a favorable area has been located, management will determine whether such properties may be available for exploration or mining activities.

     Where federal land, that is, public domain, is involved, lode mining claim location notices must be filed with the Office of the Bureau of Land Management (the "BLM") in the state where the acreage is located. The claim procedures for federal lode mining claims require that the locator distinctly mark the location on the ground so that its boundaries can be readily traced and making a record of the name or names of the locators, date of location, and a description of the claim or claims located by reference to some natural object or permanent monument that will identify the claim. Leases issued by the BLM are perpetual so long as the locator pays the annual maintenance fee of $100 per claim due by August 31st of each year, and makes the required filings with the BLM and the county in which the claims are located.

     State leasing programs, typically on sections of land reserved by the federal government to support schools in the states. In the State of Utah metalliferous mineral leases are granted for a base term of ten years, and for as long thereafter as the leased substances are produced in commercial quantities. The annual lease fee on Utah leases is $1.00 per acre, and for each fractional part thereof, and the State of Utah is granted a royalty of 8% for fissionable metalliferous minerals, and 4% on non-fissionable metalliferous minerals, produced from the leased lands.

     Fee exploration and/or mining leases on private and/or located on mineral claim properties are obtained from the individual landowners pursuant to negotiations. Generally, leases run from one to ten years, have a negotiated royalty reserved to the landowners, and often involve an amount of first year lease bonuses. In addition, fee leases many times require that the lessee engage in exploration and/or mining activities on the acreage within a specified time period.

     Management of the Company anticipates that the majority of the net proceeds of this offering will be loaned to the Subsidiary for maintenance and possibly limited exploitation of the properties. Such loans to the Subsidiary will be evidenced by promissory notes secured by the interest of the Subsidiary in the mining properties. The Subsidiary intends to reserve from the proceeds sufficient funds to pay the annual maintenance fees on its existing properties through August 1998. In addition, the Company intends to repay loans to current officers and directors for previous location costs and maintenance fees on its existing properties. If the minimum amount of this offering is not completed by August 1996, the Company may be required to borrow additional funds to pay the maintenance fees on the properties, thus reducing the amount reserved for future payments and increasing the amount of this offering to be used to repay loans.

     Management anticipates that a significant portion of the proceeds of this offering will be used in reimbursing management for expenses involved in locating suitable joint venture partners or locating other parties interested in the properties. If only the minimum amount of proceeds is raised, the Company and its Subsidiary will not maintain a separate office, but will use the facilities of its secretary/treasurer, who has agreed to provide office space for the Company and the Subsidiary at no cost until sufficient funds are available to locate a separate office. The Company will reimburse such officer for out-of-pocket expenses involved with the use of such office by the

Company and the Subsidiary such as long distance telephone expenses, copy costs, etc. The office will be shared with other unrelated entities and activities of such person. If sufficient funds in excess of the minimum amount of this offering are raised, the Company and the Subsidiary intend to seek and maintain a separate office for their activities.

     Management anticipates that it will use its contacts in the mining industry to locate potential joint venture partners or others interested in the mining properties held by the Subsidiary. The Company will use the proceeds from this offering to assemble geophysical surveys and other geologic and other data on the properties and/or adjoining properties and present the same to potential joint venture partners and others along with a proposal by the Company relating to further disposition of the properties. In addition, if sufficient funds are raised in excess of the minimum amount of proceeds, it is anticipated that members of management will perform additional geologic exploration on the properties, including limited exploration drilling activities. The Subsidiary anticipates compensating such individuals at competitive rates for any such labor performed, subject to approval of the board of directors of the Subsidiary, excluding the vote of any interested party.

Competition

     The Company and the Subsidiary will compete with a number of mining and exploration entities, most of whom have resources much greater than those of the Company and the Subsidiary. In particular, the Properties adjoining those held by the Subsidiary are held by Preussag Cominco, a company significantly larger than the Company in resources and personnel. The Company believes that the experience of its officers and directors, and the management of the Subsidiary, in the mining industry will allow it to compete favorably with such larger entities in locating suitable joint venture partners or others interested in the properties, and in locating and acquiring additional mineral properties of potential economic merit in the future.

Regulation

     In order to commence mining operations on the Subsidiary's properties, an operator would be required to file an application for and receive mining permits from the BLM, the State of Utah, and other regulatory bodies before mining operations could commence. Federal law requires that prior to commencing operations, the operator must submit a reclamation plan which includes an environmental assessment or an environmental impact statement which sets forth the plan of operation, assesses the impact of the operations on the local environment, and specifies the extent and type of reclamation which would be required. Such plan would also require the posting of a bond. No assurance can be given that a mining permit would be approved or issued for any mining operations on the Subsidiary's properties. Compliance with such requirements could be costly and time consuming.

     Any future mining operations on the properties would also be subject to existing federal, state, and local laws and regulations relating to employee health and safety. The Company is unable to estimate the cost of such compliance which would be borne by a joint venture partner or other operator. In general, mining and milling operations are subject to compliance with the regulations promulgated under the federal Mining and Minerals Policy Act of 1970 and the requirements of the federal Occupational Safety and Health Administration (OSHA), as well as equivalent state regulations.

     Management anticipates that in negotiations with potential joint venture partners, such joint venture partners will be contractually obligated to bear the cost of compliance with environmental laws, including the posting of a bond, if required, for future reclamation work. However, if such entity is unable to comply with such environmental laws, it is anticipated that the

Company would be responsible for such compliance, the cost of which could be substantial depending upon the type of mining operation on such property.

     Failure to comply with applicable governmental regulations could result in enforcement proceedings by appropriate agencies. Compliance with existing regulations and those that may come into existence in the future may have a substantial impact upon the capital expenditures relating to operation of any mining operation on the properties and could adversely affect its overall operations.

Employees

     At June 30, 1996, neither the Company nor its Subsidiary had any employees, and management does not anticipate retaining any employees in the immediate future. However, the Company may retain the services of some or several of its officers and directors, or the management of the Subsidiary, to perform geological and other services on an as-needed basis, for which the Company intends to compensate such persons at market rates.


                        DIX-APEX MINING PROPERTIES

General

     The Company has located 70 unpatented lode mining claims located on BLM property in the Tutsagubet Mining District, Washington County, Utah. The claims are designated as the Dix-Apex #1 through #70, inclusive. These claims have been assigned to the Subsidiary. In addition, in January 1996, Gaylon Hansen, an officer and director of the Subsidiary, and a principal shareholder of the Company, acquired tow Utah state school trust lands metalliferous leases in the same mining district. The state leases are designated as ML 47201 and ML 47202. These state leases have also been assigned to the Subsidiary. The claims are located in the central Beaver Dam Mountains in Washington County, Utah, approximately 10 air miles west of St. George, Utah. The claims owned by the Company surround claims held by Preussag Cominco (see Map 2). The following table sets forth the BLM serial number and the claim name for each of the 70 BLM claims held by the Subsidiary:

          BLM Serial Number               Claim Name
          UMC357712-728                Dix-Apex #1-#17
          UMC357729                    Dix-Apex Fraction #18
          UMC357730-733                Dix-Apex #19-#22
          UMC357734                    Dix-Apex Fraction #23
          UMC357735-740                Dix-Apex #24-#29
          UMC357741                    Dix-Apex Fraction #30
          UMC357742-755                Dix-Apex #31-#44
          UMC357756                    Dix-Apex #45 Fraction
          UMC359470                    Dix-Apex Fraction #46
          UMC359471-492                Dix-Apex Fraction #47-#68
          UMC359493                    Dix-Apex Fraction #69
          UMC359494                    Dix-Apex #70
          UMC361376-384                Dix-Apex #71-#79
          UMC361385                    Dix-Apex Fraction #80

     The property on which the Subsidiary's claims are located is without known mineral ore reserves and the proposed program is exploratory in nature. However, beginning in 1984 several members of present management were affiliated with various entities which conducted exploratory activities on the current properties. Gaylon W. Hansen, an officer and a director of the Subsidiary, and a principal shareholder of the Company, located a number of claims, including the ones presently owned by the Company. In approximately 1986 such claims were transferred to a corporation of which Mr. Hansen was an executive officer and a director. Mr. Gay, an officer and a director of the Subsidiary, and Mr. Kastelic, an officer and a director of the Subsidiary and the Company, were both affiliated with such entity and performed geologic services on such properties, including the properties owned by the Subsidiary. Funding for such entity was exhausted in 1987 and the claims were returned to Mr. Hansen who transferred them to an unrelated entity in approximately 1989. The claims were ultimately abandoned by such new entity in approximately 1993 when the mining laws were amended to require the current maintenance fees.

Access to the Property

     Access to the property is by U.S. Highway 91, approximately 20 miles by road westerly from St. George, Utah.

Geology

     The property is located in the Beaver Dam Mountains in the southwest region of the State of Utah, which trend toward the northwest from the Virgin River. The property elevations are generally 4,000 to 5,000 feet high, but some peaks reach a maximum of 7,700 feet. The rock formations of this mountain range consist of Precambrian to Triassic in age and consist mainly of sedimentary limestones and dolomites.

     The oldest rocks are mica and hornblende schists cut by pegmatite dykes. These are overlain by several hundred feet of red quartzite with beds of fine conglomerate. Above this are several hundred feet of sandy shale, sandstone and arenaceous limestone and then thick-bedded limestone (600 to 800 feet of blue limestone and 600 to 800 feet of grey lime-stone). This sequence is overlain by thin-bedded limestone and, finally, sandstone.

     The sediments strike generally toward the northwest and dip shallowly to the east and west. They are part of a basin and range fault block, that is, faulted along the western margin and tilted toward the east. Major and minor faulting is also present within the block. The sedimentary rock formations have been folded into a major eroded anticlinal structure throughout the mountain range of this district. The axis of this anticlinal structure trends northwest and plunges gently to the southeast and northwest.

     The property on which the claims of the Subsidiary are located contains fault fissure veins which host the main type of mineralization in the district. In addition to the vein type mineralization, there is a connected bedding controlled type of mineralization, which occurs within the bedded strata of the Pennsylvanian Callvile formation, which forms the principle rock unit on the flanks of the anticlinal structure. This structure encompasses an area of approximately 15 miles long and approximately 5 miles wide.

     Certain fault fissure veins and bedded deposits which occur within the anticlinal structures contain minerals such as copper, lead, zinc, silver, germanium and gallium.

     Mining history in the district includes production of copper as early as 1870 and more recently the production of germanium and gallium in the 1980s. Notable in the district is the Apex Mine which is the first mine in the world to be operated primarily for the production of germanium and gallium.
However, the Apex mine has been inactive since approximately 1991. Although management does not have any direct knowledge of the specific reasons for such closure, management believes that the principal reason that the mine has been inactive since 1991 was because the current owner of the mine, at the time of purchase, chose to close the mine and sell the operating plant because of the lower price of gallium and germanium in the early 1990s. Mr. Lawrence R. Bernstein, a director of the Subsidiary, has had extensive experience in performing research on the Apex Mine, particularly for the U.S. Geological Survey. (See "Management.") In addition, Mr. Gaylon Hansen, an officer and director of the Subsidiary, has performed significant independent geological work within the mining district which includes the Apex mine. However, other than such geological work performed for others or themselves, no officer or director of the Company or the Subsidiary has had any relationship with, or interest in, such mine or its owners or operators. Management believes that the mineralization on the claims held by the Subsidiary are similar to the mineralization of the Apex Mine which is surrounded by the Subsidiary's claims. However, there is no assurance that commercial quantities of gallium or germanium exist on the claims held by the Subsidiary.

Gallium

     Gallium is a scarce element currently produced predominantly as a byproduct of aluminum and zinc recovery. Its production is controlled by a small number of companies worldwide. Gallium is probably best know for its use in gallium arsenide and related semiconductors, as well as for medical purposes. At present, new gallium supply (as opposed to recycled gallium) is obtained predominately from the processing of bauxite to recover aluminum, with a small amount coming from the processing of zinc ores. The supply of gallium in the U.S. and Europe (and probably Japan) is currently dominated by the French chemical company, Rhone-Poulenc, which probably controls well over half of the supply in these areas. There has not been any domestic gallium production in many years. However, two U.S. companies, Recapture Metals, Inc. of Blanding, Utah, and Eagle-Picher Industries, Inc. of Quapaw, Oklahoma, recover and process gallium from scrap or other sources.

     About 95% of gallium n the U.S. is used in gallium arsenide and related materials. In 1995, about 65% of gallium went into optoelectronic devices, such as light emitting diodes (LEDs), laser diodes, photdetectors, and solar cells. Integrated circuits used about 33%, with the remainder going into research, alloys, pharmaceuticals, and other uses.

     The published prices for gallium have risen sharply since 1995 due primarily to increased demand of gallium in integrated circuits and LEDs, the disrupted supply from the former Soviet Union, as well as the concentrated control of the supply.

Germanium

     Although originally used in certain electronic applications, germanium is currently used primarily in fiber optics, infrared optics, catalysts, phosphors, and medicinal compounds. Germanium is a very scarce element and is produced almost entirely as a byproduct of zinc recovery. The price of germanium has increased more than 500% in the last year. This increase is believed due to increased demand, particularly for fiber optics and catalysts, and the exhaustion of stockpiles and disruption of supply from countries of the former Soviet Union.

     Production of germanium is mainly from the U.S., China, France, and Germany. In the U.S. germanium concentrates are produced by Savage Zinc, Inc. from its Tennessee mines, and from the RedDog Mine in Alaska by Cominco. Several companies produce germanium from scrap or other secondary sources.

Title

     The owner of an unpatented mining claim holds possessory title to the claim. Possessory title is not legal title in the usual sense of that term, nor does it arise out of any instrument or grant by the United States or out of any action taken by any officer or agency of the state or federal governments. Only when a claim is patented is there any affirmative government grant under which legal title vests in the usual concept of property ownership. Possessory title arises as a matter of law out of the performance by the locator of the claim of certain acts of location, including the staking of claim boundaries and the making of certain record filings in compliance with the requirements of federal and state laws. The validity of an unpatented mining claim cannot be conclusively determined by an inspection of public records. It is dependent upon the legal availability of the lands at the time the location is made and the validity of the mineral discovery within the boundaries of each claim, in compliance with federal, state and local laws relative to location procedures. Prior to 1992 possessory title was maintained against subsequent location by the annual performance of labor or improvements on or for the benefit of each mining claim. Since 1992 possessory title for persons holding ten or more claims is maintained by payment of an annual claim fee of $100. The Company believes it has met these requirements.

     The Company believes the unpatented mining claims it holds have been located in compliance with the applicable state and federal mining laws and generally accepted standards in the mining industry. The Company is not aware at the present time of any material conflicts with other parties concerning the claims and believes it has valid possessory right in those claims.

Maps

     The following maps appear after this page:

          1. A map indicating the location of the claims in the State of Utah.

          2. A land status map showing the various lode claims and leases comprising the property.

     Map 2 shows the claims held by the Subsidiary, as well as claims held by other entities. The claims held by the Subsidiary should not be confused with the other claims which are owned and operated by other entities in which neither the Company nor the Subsidiary has any interest.

(Maps were filed on paper)




[THIS SPACE INTENTIONALLY LEFT BLANK]

                                MANAGEMENT

General

     The officers and directors of Apex Minerals Corporation are as follows:

          William R. Kastelic          President and Director
          Howard M. Oveson             Secretary/Treasurer and Director

     The officers and directors of the Subsidiary, Apex Minerals of Utah, Inc., are as follows:

          William R. Kastelic          President and Director
          S. Parker Gay, Jr.           Vice-president and Director
          Gaylon W. Hansen             Secretary/Treasurer and Director
          Lawrence R. Bernstein, Ph.D. Director

     Set forth below is the business experience and biographical information on each of the executive officers and directors of Apex Minerals Corporation and Apex Minerals of Utah, Inc.:

     WILLIAM R. KASTELIC, has been a director of Apex Minerals Corporation since February 1996, and has been President since June 1996. He has also been a director and the president of Apex Minerals of Utah, Inc. since its inception in June 1996.Since 1988 Mr. Kastelic has been self-employed as an independent consultant in areas of geology, mining, metallurgy, project evaluation, and environmental compliance. He received a bachelor of science degree in geological engineering in 1953 from the University of Utah, and a business administration degree in business administration in 1970 from the same university. Age 70.

     HOWARD M. OVESON, has been a director and the secretary/treasurer of Apex Minerals Corporation since July 1995. Since 1980 Mr. Oveson has been self-employed as a business consultant to private and public companies. Age 62.

     GAYLON W. HANSEN, was a director and the president of Apex Minerals Corporation from July 1995 until June 1996. He has been a director and the secretary/treasurer of Apex Minerals of Utah, Inc. since its inception in June 1996. Since 1984 Mr. Hansen has been self-employed as an independent geologist, engaged in identifying and acquiring selected high technology mineral deposits, and especially including the identification of gallium and germanium mineral occurrences and their ore deposits. He received a bachelor of science degree in geology in 1960 from Westminster College, Salt Lake City, Utah. Age 63.

     LAWRENCE R. BERNSTEIN, was a director of Apex Minerals Corporation from May 1996 until June 1996. He has been a director of Apex Minerals of Utah, Inc. since its inception in June 1996. Since 1992 he has been the director of Terrametrix, Menlo Park, CA, where he has performed chemical, geological, biomedical, and materials research and analysis. Also since 1992 he has been employed as the minerals editor for the International Centre for Diffraction Data, Newtown Square, PA, where he is the editor for scientific publications and an international database. From 1990 to 1992 he was employed as a senior research scientist and laboratory director for Yaskawa Electric Manufacturing Company, Inc., Mountain View, CA, where he performed materials science research. Dr. Bernstein graduated from Harvard University, Cambridge, Massachusetts, with a bachelor of arts degree in geology (highest honors) in 1977 and a master of arts degree in geology in 1978. He received a doctorate degree in geology in 1985 from Stanford University, Stanford, CA. Dr.

Bernstein is the author of numerous articles, including the following relating to gallium and germanium: Geology and Mineralogy of the Apex Mine, Washington County, Utah. U.S. Geological Survey Open File Report 85-511 (1985); Germanium Geochemistry and Mineralogy. Geochimica et Cosmochimica Acta, 49, 2409-2422 (1985); and Geology and Mineralogy of the Apex Germanium-Gallium Mine, Washington County, Utah. U.S. Geological Survey Bulletin 1577 (1986). Dr. Bernstein is a member of the Mineralogical Society of America; Sigma Xi; and the American Geophysical Union. Age 40.

     S. PARKER GAY, JR., was a director of Apex Minerals Corporation from February 1996 until June 1996. He has been a director and a vice-president of Apex Minerals of Utah, Inc. since its inception in June 1996. Since 1971 he has been the owner and operator of Applied Geophysics, Inc., Salt Lake City, Utah, involved in uranium, base metal, iron ore, and oil and gas exploration, utilizing air, ground, and helicopter geophysical methods in the U.S., Mexico, and Central and South America. Mr. Gay received a bachelor of science from the Massachusetts Institute of Technology in 1952, and a master of science degree in geophysics from Stanford University, Stanford, CA, in 1961. Mr. Gay is the author of numerous articles and three books on geology. He is a member of the Society of Exploration Geophysicists (Vice-president, 1974-1975); the European Association of Exploration Geophysicists; the American Institute of Mining Engineers (Geophysical Unit Chairman, 1969); the Utah Geological Association; the Utah Geophysical Society (President, 1971-1973); the Geological Society of Peru (Director, 1962-1964); and the New Basement Tectonics Committee. Age 65

     Each director of the Company is elected to hold office until the next annual meeting of the shareholders and until his or her successor is elected and duly qualified. Each officer of the Company is appointed to hold office until the first meeting of the Board of Directors immediately following the annual meeting of shareholders. There are no family relationships among any of the directors or executive officers of the Company or its Subsidiary.

Executive Compensation

     There has been no compensation awarded to, earned by, or paid to any of the executive officers of the Company or its Subsidiary during the year ended June 30, 1996, except that Mr. Gay, Mr. Bernstein, and Mr. Kastelic each received 150,000 shares of common stock of the Company in partial consideration of accepting appointments as officers and/or directors of the Company or the Subsidiary.

     Neither the Company nor its Subsidiary has a written employment contract with any of its officers.

     Under Utah law the Company is entitled to pay compensation to its directors, unless the articles or bylaws provide otherwise. The Company has not adopted a policy of compensating its directors, and neither the Company's Articles of Incorporation, nor the current Bylaws prohibit such payments. The Company and the Subsidiary have agreed to reimburse their officers and directors for out-of-pocket expenses relating to their activities as officers or directors.

Indemnification of Directors, Officers, and Others

     Delaware law expressly authorizes a Delaware corporation to indemnify its directors, officers, employees, and agents against liabilities arising out of such persons' conduct as directors, officers, employees, or agents if they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of criminal proceedings, if they had no reasonable cause to believe their conduct was unlawful. Generally, indemnification for such persons is mandatory if such person was successful, on the merits or otherwise, in the defense of any such proceeding, or in the defense of any claim, issue, or matter in the proceeding. In addition, the corporation may pay for or reimburse the reasonable expenses incurred by such a person who is a party to a proceeding in advance of final disposition if such person furnishes to the corporation an undertaking to repay such expenses if it is ultimately determined that he is not entitled to be indemnified. A corporation may also purchase and maintain liability insurance on behalf of such persons.

     Section 14 of Article V of the Company's Bylaws provides for the indemnification of the Company's officers and directors. In addition, each of the directors of the Subsidiary has entered into an indemnification agreement with the Subsidiary to provide for mandatory indemnification of such person and the advancement of expenses in any action involving indemnification. The Company does not maintain any liability insurance on behalf of any director, officer, or other person affiliated with the Company.

     Insofar as indemnification by the Company for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to officers and directors of the Company pursuant to the foregoing provisions, or otherwise, the Company is aware that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable.


                        CERTAIN RELATIONSHIPS AND
                         RELATED TRANSACTIONS

     The founders of the Company were Gaylon W. Hansen, a current officer and director of the Subsidiary, and a principal shareholder of the Company, and Howard M. Oveson, an officer, a director, and a principal shareholder of the Company. On or about July 11, 1995, each of the organizers of the Company paid $1,650 cash consideration for 1,650,000 shares each of the Common Stock of the Company.

     In June 1996 the Subsidiary acquired two Utah mineral leases from Mr. Hansen, who had received such leases from the State of Utah in January 1996. In return, the Subsidiary issued 500 shares, or 5%, of its authorized and outstanding stock to Mr. Hansen in return for such leases. The Board of Directors of the Subsidiary determined that the consideration for such the issuance of such stock was adequate. Mr. Hansen had a cost basis in such claims of approximately $1,250. (See "Dix-Apex Mining Properties.")

     Mr. Hansen may perform geologic services for the Subsidiary pertaining to its properties, for which he will be paid market rates, subject to the approval of the Board of Directors of the Subsidiary, excluding the vote of Mr. Hansen as a director.


                        SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information furnished by the following persons concerning the Common Stock ownership as of February 10, 1997, of (i) each person who is known to the Company to be the beneficial owner of more than 5 percent of the Common Stock; (ii) all directors and executive officers; and (iii) directors and executive officers of the Company as a group:


                          Amount and Nature
Name and Address          of Beneficial
of Beneficial Owner       Ownership<F3>          Percent of Class
                                          Before Offering   After Offering
                                                          Minimum     Maximum
Howard M. Oveson<F4>          1,650,000          34.74%     32.67%     29.73%
57 West 200 South
Suite 310
Salt Lake City, Utah 84101

Gaylon W. Hansen              1,650,000          34.74%     32.67%     29.73%
1780 Shaleh Meadows Road
#6-C
Salt Lake City, UT 84117

Ronald N. Vance               1,000,000          21.05%      19.8%     18.02%
57 West 200 South
Suite 310
Salt Lake City, UT 84101

William R. Kastelic             150,000           3.16%      2.97%      2.70%
7124 Brent Lane
Salt Lake City, UT 84121

S. Parker Gay, Jr.              150,000           3.16%      2.97%      2.70%
3801 Barbara Way
Salt Lake City, UT 84117

Lawrence R. Bernstein           150,000           3.16%      2.97%      2.70%
107 Gilbert Avenue
Menlo Park, CA 94025

Officers and Directors        1,800,000          37.89%     35.64%     32.43%
as a Group (2 Persons)


     There are no arrangements, known to the Company, the operation of which may at a subsequent date result in a change of control of the Company.

<F3>Unless otherwise indicated, this column reflects amounts as to which the beneficial owner has sole voting power and sole investment power.

<F4>In addition, Mr. Oveson beneficially owns 300 shares, or 3%, of the outstanding shares of common stock (no par value) of Apex Minerals of Utah, Inc., the majority owned Subsidiary of the Company.

                           DESCRIPTION OF SECURITIES

Common Stock

     The Company has one class of stock, namely common (par value $.001). The holders of the Common Stock have equal ratable rights to dividends from funds legally available therefor, when, as, and if declared by the Board of

Directors of the Company and are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution, or winding up of the affairs of the Company. Holders of the Common Stock are entitled to one vote per share on all matters on which shareholders may vote at all meetings of shareholders. There are no conversion rights, subscription rights, preemptive rights, cumulative voting rights, or redemptive rights with respect to the Common Stock. The presently issued and outstanding shares of Common Stock of the Company are, and upon sale and issuance as set forth in this Prospectus, the Shares will be, validly issued, fully paid, and non-assessable.

Transfer Agent

     The Company is acting as its own transfer agent. However, management intends to engage an independent transfer agent immediately upon completion of the minimum amount of this offering.


                              MARKET INFORMATION

     There currently exists no public trading market for the Common Stock of the Company. However, the Company intends to make application with the OTC Bulletin Board immediately following the completion of the minimum amount of this offering for inclusion on the OTC Bulletin Board.

     None of the currently outstanding shares of Common Stock is subject to outstanding options or warrants to purchase, or securities convertible into, common equity of the Company. None of the outstanding shares of Common Stock could presently be sold pursuant to Rule 144 promulgated by the Securities and Exchange Commission, nor has the Company agreed to register any such shares. Also, none of the outstanding shares of Common Stock is being, or has been proposed to be, publicly offered by the Company.

     As of June 30, 1996, there were 6 holders of record of the Common Stock of the Company.


                                DIVIDEND POLICY

     No cash dividends have been declared or paid as yet on the Common Stock and the Board of Directors of the Company has not yet decided on a dividend policy. Whether dividends will be paid will be determined by the Board of Directors of the Company and will necessarily depend on the Company's earnings, financial condition, capital requirements and other factors. The Board of Directors has no current plans to declare any dividends in the foreseeable future.


                         PLAN OF DISTRIBUTION

     The offering will be a minimum-maximum offering with 300,000 Shares being the minimum. The Shares are offered for cash only and are subject to prior sale and withdrawal. Although no one has guaranteed the sale of any Shares, at least 300,000 Shares must be sold if any are sold. Officers and directors of the Company intend to offer and sell the Shares, for which they will receive no compensation. The Company may also enter into agreements with selected outside selling agents to assist it in the sale of the Shares, for which the Company intends to pay commissions of ten percent (10%) of the purchase price of such Shares received by the Company.

     All funds received by the Company for the purchase of Shares prior to the sale of the minimum offering will be placed into a escrow account at Brighton Bank, Salt Lake City, Utah, no later than noon of the next business day following receipt thereof. All funds received by officers and directors, or by selling agents, if any, will be transmitted by such persons directly to Brighton Bank by noon of the next business day after receipt thereof. All checks shall be made payable to "Brighton Bank" as escrow agent.

     If less than the minimum amount of this offering is placed in the escrow account by noon of the 121st day following the date of this Prospectus, all funds in the escrow account will be promptly returned to investors without payment of interest or deduction of commissions and expenses. If at least the minimum amount of this offering has been placed in the escrow account within such period, escrowed funds will be released to the account of the Company after payment of commissions, if any. Investors shall have no right to withdraw their funds from the escrow account. The Company shall terminate this offering no later than 120 days following the date upon with the minimum amount of gross proceeds is deposited into the escrow account.

     Upon release of the funds in the escrow account to the Company, the following shall occur:

          (a) The selling agents, if any, will be paid, out of proceeds from the sale of Shares, a commission equal to ten percent (10%) of the gross offering price of the Shares sold by them.

          (b) The Company will pay the legal, accounting, registration, printing, and other expenses of this offering not previously paid.

          (c) Certificates for the Shares will be prepared and delivered to purchasers of the Shares.

     If at least the minimum number of Shares has been sold, the offering will continue until all 800,000 Shares are sold, termination of the offering by the Company, or 120 days following the date upon which the minimum amount of gross proceeds is deposited into the escrow account, whichever shall first occur.

     Prior to this offering there has been no public market for the Common Stock. There can be no assurance that an active trading market for the Company's securities will develop following the offering. The public offering price has been determined by the Company. Among the factors considered in determining the public offering price, in addition to prevailing market conditions, were the history of and the prospects for the industry in which the Company competes, an assessment of the Company's management, its capital structure, the business potential of the Company, and the demand for similar securities of comparable companies.

                                LEGAL PROCEEDINGS

     Neither the Company, any of its properties, nor its Subsidiary is a party to any material pending legal proceedings or government actions, including any material bankruptcy, receivership, or similar proceedings. Management of the Company does not believe that there are any material proceedings to which any director, officer or affiliate of the Company or its Subsidiary, any owner of record of beneficially of more than five percent of the common stock of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or its Subsidiary or has a material interest adverse to the Company or its Subsidiary.


                                LEGAL MATTERS

     The legality of the Shares offered hereby will be passed upon for the Company by Ronald N. Vance, Attorney at Law, Salt Lake City, Utah. Mr. Vance owns 1,000,000 shares of the common stock of the Company and 200 shares, or 2%, of the outstanding stock of the Subsidiary, which shares he received for services performed for such entities. (See "Security Ownership of Certain Beneficial Owners and Management.")


                                EXPERTS

     The financial statements of the Company included in this Prospectus have been examined by Orton & Company, Certified Public Accountants. The financial statements examined by the Certified Public Accountants have been included in reliance upon their audit report.


                        ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, Central Regional Office, 1801 California Street, Suite 4800, Denver, Colorado 80202-2648, a registration statement under the Securities Act of 1933, as amended, with respect to the Shares. The Prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and the Shares, reference is hereby made to the registration statement and the schedules and exhibits filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The registration statement, including exhibits thereto, may be inspected without charge at the Central Regional Office set forth above, and copies of all or any part thereof may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

     The Company is not a reporting company. However, the Company intends to deliver an annual report to security-holders which will include audited financial statements.

                                 FINANCIAL STATEMENTS

                        Apex Minerals Corporation and Subsidiary
                            (a development stage company)
                              Consolidated Balance Sheet



                              ASSETS

                                      December 31,      June 30,
                                         1996            1996
                                     (unaudited)      (audited)

CURRENT ASSETS
   Cash                             $       -         $     3,964
   Prepaid mining leases (Note 1)         4,667             1,313

     Total Current Assets                 4,667             5,277



OTHER ASSETS

   Mining claims (Note 1)                11,919            10,569
   Organizational costs (Note 1)            615               696
   Prepaid offering costs                 2,767                -

     Total Other Assets                  15,301            11,265

     TOTAL ASSETS                   $    19,968       $    16,542


                 Apex Minerals Corporation and Subsidiary
                      (a development stage company)
                 Consolidated Balance Sheet (Continued)



                LIABILITIES AND STOCKHOLDERS' EQUITY

                                       December 31,        June 30,
                                          1996               1996
                                       (unaudited)        (audited)

CURRENT LIABILITIES
   Bank overdraft                     $        1         $      -
   Accounts payable -
    related party (Note 2)                24,100            15,000
   Accrued expenses                          100               100

     Total Current Liabilities            24,201            15,100

   Minority interests                        835             1,202

STOCKHOLDERS' EQUITY

   Common stock, authorized 50,000,000
   sharesat $.001 par value; 4,750,000
   shares issued and outstanding           4,750             4,750
   Capital in excess of par value          5,992             5,992
   Retained deficit (accumulated during
    the development stage)                (15,810)         (10,502)

     Total Stockholders' Equity            (5,068)             240


     TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY            $    19,968        $  16,542


                Apex Minerals Corporation and Subsidiary
                    (a development stage company)
          Consolidated Unaudited  Statements of Operations






                                                                  For the Period
            For the Three Months Ended   For the Six Months Ended From Inception
                   December 31,               December 31,        to December 31
                1995        1996          1995         1996            1996


REVENUE

Consulting
 Revenue     $     -    $      -        $     -      $     -      $       7,250

Total Revenue      -           -              -            -              7,250

EXPENSES

General and
 Administrative
 Expense        2,713       2,081          10,487        5,675           23,325

Total Expenses  2,713       2,081          10,487        5,675           23,325

OTHER INCOME
 (EXPENSES)

Loss
 attributable to
 minority
 interests         -          179             -            367              415
                   -          179             -            367              415

Net (loss)
 before
 provision
 for taxes     (2,713)     (1,902)        (10,487)      (5,308)         (15,660)

Provision
for Taxes
(Note 1)           -           -              -            -                150
Net income
 (loss)      $ (2,713)  $  (1,902)      $ (10,487)   $  (5,308)   $     (15,810)

Loss Per
 Share
 (Note 1)    $     -    $      -        $     -      $     -      $        -

Average
shares
outstanding 3,300,000   4,750,000       3,300,000    4,750,000        3,938,888


                        Apex Minerals Corporation and Subsidiary
                            (a development stage company)
                    Consolidated Statements of Stockholders' Equity





                                             Capital in
                          Common Stock       Excess of   Retained     Minority
                       Shares      Amount    Par Value   (Deficit)    Interests
Balance, July 1,
 1995                    -        $     -    $     -     $     -     $     -

Issuance of shares
 for cash at $.001    3,300,000      3,300         -           -           -

Issuance of shares
 for services at
 $.001 (Note 2)       1,300,000      1,300         -           -           -

Issuance of shares
 for services at
 $.0134 (Note 2)        150,000        150       1,863         -           -

Capital contribution
 by shareholder/
 officer (Note 2)          -            -        4,129         -           -

Issuance of
 subsidiary stock
 for services &
 state mining
 claims (Note 2)           -            -          -           -         1,250

Net (loss) for
 the year                  -            -          -        (10,502)       (48)

Balance, June 30,
 1996                 4,750,000   $  4,750   $   5,992   $  (10,502) $   1,202

Net (loss) for
 the period                -            -          -         (5,308)      (367)

Balance, December
 31, 1996             4,750,000   $  4,750   $   5,992   $  (15,810) $     835


                   Apex Minerals Corporation and Subsidiary
                       (a development stage company)
                  Consolidated Statements of Cash Flows


                                  For the Six     For the Six   For the Period
                                  Months Ended    Months Ended  From Inception
                                  December 31,    December 31,  to December 31,
                                     1995             1996            1996
CASH FLOWS FROM
 OPERATING ACTIVITIES
 Net income (loss)                $    (10,487)   $     (5,308)  $     (15,810)
 Items not requiring cash flow:
  Amortization                              48              81             192
  Mining leases                          8,700           3,646           3,646
  Increase in accounts payable            -                  1             101
  Issuance of stock for services          -                -             3,688
  Minority share of net loss              -               (367)           (415)

     Net Cash (Used) by
      Operating Activities              (1,739)         (1,947)         (8,598)


CASH FLOWS FROM
 INVESTING ACTIVITIES

  Cash paid for:
   Mining claims                        (2,069)         (1,350)        (11,294)
   Prepaid mining leases               (10,575)         (7,000)         (8,313)
   Prepaid offering costs                 -             (2,767)         (3,324)

Net cash (used) by
 Investing Activities                  (12,644)        (11,117)        (22,931)

CASH FLOWS FROM
 FINANCING ACTIVITIES

  Issuance of common stock               3,300             -             3,300
  Loans from related parties             6,900           9,100          24,100
  Capital contribution by
   related parties                       4,129             -             4,129

     Net Cash provided by
      Financing Activities        $     14,329    $      9,100   $      31,529

NET INCREASE (DECREASE) IN CASH   $         54    $     (3,964)  $         -

CASH AT BEGINNING OF PERIOD               -              3,964             -

CASH AT END OF PERIOD             $         54    $        -     $         -



Supplemental Cash Flow
 Information
  Cash paid for:
    Interest                      $       -       $        -      $        -
    Income taxes                  $       -       $        -      $         50

Non Cash Flow Information
 Stock issued for:
   Services                       $       -       $        -      $      3,688
   Organization Costs                     -                -               250
   Mining claims                          -                -               625

                                  $       -       $        -      $      4,563

                    Apex Minerals Corporation and Subsidiary
                          (a development stage company)
                Notes to the Consolidated Financial Statements


NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The Company was incorporated in the State of Delaware on July 10, 1995 for the primary purpose of acquiring mining claims. In July and August 1995 the Company located 45 unpatented lode mining claims known as the Dix Apex #1 through #45 inclusive, in the Tutsagubet Mining District in Washington County, Utah. An additional 25 unpatented lode mining claims known as the Dix Apex #46 through #70 inclusive, were located in the same mining district in December 1995.

      The Company's 90% owned subsidiary, Apex Minerals of Utah, Inc. (Apex
Utah) was incorporated in June 1996 for the purpose of holding title to the Utah mining claims. These claims were transferred in June 1996. In November 1996, Apex Utah purchased an additional 9 mining claims and part of a 10th mining claim in the same vicinity as the six Apex claims.

      The Company exchanged all of its interest in the mining claims and the prepaid mining leases for 9,000 shares of the subsidiary. Another 1,000 shares were issued to other parties for various services rendered and two state mining leases (See Note 2).

      In the future, the Company will recognize it's revenues from the sale of mineral and mining claims and may conduct studies and perform research and consultation from time to time.

      Loss Per Share

      The computations of loss per share of common stock are based on the weighted average number of shares outstanding at the date of the financial statements.

      Provision for Income Taxes

      Minimum state income taxes have been accrued. Due to operating losses, no federal income tax has been accrued.

      Cash and Cash Equivalents

      For the purposes of the statements of cash flows, cash and cash equivalents are defined as demand deposits at banks and certificates of deposits with maturities less than three months.

      Consolidation

      The consolidated financial statements as of June 30, 1996 and December 31, 1996 include the accounts of the parent company, Apex Minerals Corporation, and its majority owned subsidiary Apex Minerals of Utah, Inc. All significant intercompany transactions and accounts have been eliminated.

                     Apex Minerals Corporation and Subsidiary
                       (a development stage company)
                  Notes to the Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Organization Costs

      Organization costs of the Company are being amortized over 60 months. Total amortization costs for the six months was $81.

      Development Stage Company

      The Company has yet to fully develop any material income from its stated primary objective and it is classified as a development stage company. All income, expenses, cash flows and stock transactions are reported since inception

      Mining Claims

      The Company has acquired several mining claims in Washington county in the state of Utah. The Company has expended funds in staking the claims and making the proper filings with the appropriate county, state and federal agencies.

      Prepaid Mining Leases

      Each year, the Bureau of Land Management charges $100 per mining claim which is to be paid in advance for the fiscal year September 1 to August 31. The Company has prepaid its lease on the mining claims to August 31, 1997.

NOTE 2  - RELATED PARTY TRANSACTIONS

      During the period, an officer and shareholder has provided loans for operating cash for the Company. Total loans made to the Company during the six month period ending December 31, 1996 was $9,100. Total loans advanced since inception is $24,100 The loans are non-interest bearing and payable on demand.

NOTE 3 - INTERIM FINANCIAL STATEMENTS

      The unaudited financial statements for the three and six months ended December 31, 1996 were prepared from the books and records of the Company. Management believes that all adjustments have been made to the financial statements to make a fair presentation of the financial condition of the Company as of December 31, 1996. The results of the three and six months are not indicative of a full year of operation for the Company.

                                TABLE OF CONTENTS
                                                                  Page

PROSPECTUS SUMMARY                                                   3
RISK FACTORS                                                         5
USE OF PROCEEDS                                                      7
DILUTION                                                             8
MANAGEMENT'S DISCUSSION AND ANALYSIS                                 9
BUSINESS OF THE COMPANY                                             10
   General                                                          10
   Proposed Activities                                              10
   Competition                                                      12
   Regulation                                                       12
   Employees                                                        13
DIX-APEX MINING PROPERTIES                                          13
   General                                                          13
   Access to the Property                                           14
   Geology                                                          14
   Gallium                                                          15
   Germanium                                                        15
   Title                                                            16
   Maps                                                             16
MANAGEMENT                                                          17
   General                                                          17
   Executive Compensation                                           18
   Indemnification of Directors, Officers, and Others               18
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                      19
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT      19
DESCRIPTION OF SECURITIES                                           21
   Common Stock                                                     21
   Transfer Agent                                                   21
MARKET INFORMATION                                                  21
DIVIDEND POLICY                                                     21
PLAN OF DISTRIBUTION                                                22
LEGAL PROCEEDINGS                                                   23
LEGAL MATTERS                                                       23
EXPERTS                                                             23
ADDITIONAL INFORMATION                                              23
FINANCIAL STATEMENTS                                                24

     Until _____, 1997, (ninety days after the date of this Prospectus) all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to delver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.